UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K/A

Current Report
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 27, 2014

FREEZE TAG, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-54267	20-4532392
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

18062 Irvine Blvd, Suite 103 Tustin, California 92780
(Address of principal executive offices) (zip code)

(714) 210-3850
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 4 – Matters Related to Accountants and Financial Statements

Item 4.02 Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

On March 31, 2014, management and the Board of Directors of Freeze Tag, Inc. (the “Company”) concluded that the Company should restate revenue earned during the year ended December 31, 2011. The determination was made in connection with the preparation of the Form 10-K for the year ended December 31, 2013 (the “Form 10-K”), at the advice of M&K CPAS, PLLC, the Company’s engaged independent registered public accounting firm (“M&K”). M&K advised the Company on March 28, 2014, that recording the revenue in 2011 was the correct period to recognize the revenues. As a result of the revision to revenues, the offsetting account, unearned royalties will be adjusted by the same amount.

The restatement subject to this report stemmed from work performed by the Company on behalf of our vendors. The vendor paid us $29,860 for translation work in 2011. The $29,860 was not recognized as revenue at the time that it was earned in 2011. The reason for the original accounting treatment, now restated, stems largely from our history with the vendor. The vendor, which is a video game publisher, has advanced money to the Company in the past in order for the vendor to have the rights to publish our video games. We booked the advanced money as a liability in the form of an unearned royalty as opposed to revenue. As the video game starts selling, we reduce the unearned royalty related liability and recognize revenue related to the royalty on those sales on a one-for-one basis. However, the revenue from the translation work, which was not specifically an unearned royalty, was booked in a similar manner to the unearned royalties. The Company subsequently determined that the revenue from the translation services should have been immediately booked as revenue in 2011.

The Company included the restatements in its Form 10-K filed on March 31, 2014.

The Company has requested from its independent accountant a letter addressed to the Securities and Exchange Commission in which it confirms that it agrees with the statements made in response to this Item 4.02. Such letter is attached hereto as Exhibit 16.2

Section 9 – Financial Statements and Exhibits.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

16.2	Letter dated April 14, 2014 M&K CPAS, PLLC

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Freeze Tag, Inc.

Dated: April 14, 2014		/s/ Craig Holland
	By:	Craig Holland
	Its:	President and Chief Executive Officer